THIRD AMENDMENT TO THE
AMENDED AND RESTATED ENERGY TRANSFER LP
LONG-TERM INCENTIVE PLAN
October 25, 2023

This Third Amendment (the “Amendment”) to the Amended and Restated Energy Transfer LP Long-Term Incentive Plan (as amended, the “Plan”), is hereby adopted as of October 25, 2023 (the “Effective Date”) by LE GP, LLC (the “Company”), in its capacity as the general partner of Energy Transfer LP (the “Partnership”), on behalf of the Partnership. Terms used but not defined herein shall have the meanings given to such terms in the Plan.
WHEREAS, the Partnership maintains the Plan for the purposes set forth therein; and
WHEREAS, the Board last amended and restated the Plan effective December 20, 2017; and
WHEREAS, the Board adopted the First Amendment to the Plan, effective January 14, 2019, to reflect the change in the name of the Partnership from Energy Transfer Equity, L.P. to Energy Transfer LP; and
WHEREAS, the Board adopted the Second Amendment to the Plan, effective December 30, 2020, to increase the number of Units that may be deliverable under the Plan by 35,000,000, from 12,000,000 to 47,000,000; and
WHEREAS, pursuant to Section 7(a) of the Plan, the Board or the Committee may amend the Plan in any manner, including increasing the number of Units available for Awards under the Plan, without the consent of any partner, Participant, other holder or beneficiary of an Award, or any other Person; and
WHEREAS, the Company now deems it advisable and necessary to amend the Plan to increase the number of Units that may be delivered with respect to Awards under the Plan by 46,000,000, modifying the aggregate number of Units that may be deliverable pursuant to the Plan from 47,000,000 to 93,000,000.
NOW, THEREFORE, effective as of the Effective Date, the Plan is amended as follows:
1.Section 4(a) is deleted and replaced in its entirety with the following:
“Subject to adjustment as provided in Section 4(c), the number of Units that may be deliverable with respect to Awards under the Plan is 93,000,000 (inclusive of the 47,000,000 Units previously approved for issuance pursuant to the Plan). Units withheld from an Award to either satisfy the Partnership’s or one of its Affiliates’ tax withholding obligations with respect to the Award or pay the exercise price of an Award shall not be considered to be Units delivered under the Plan. If any Award is forfeited, cancelled, exercised, settled in cash, or otherwise terminates or expires without the actual delivery of Units pursuant to such Award (except after the 10th anniversary of the Effective Date, the grant of Restricted Units is not a delivery of Units for this purpose unless and until the Restricted Period for such Restricted Units lapses), the Units subject to such Award shall again be available for delivery with respect to future Awards under the Plan. There shall not be any limitation on the number of Awards that may be paid in cash.”
2.All other provisions of the Plan shall remain the same and in full force and effect.
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IN WITNESS WHEREOF, the undersigned has executed this Amendment, effective as of the date first set forth above.

LE GP, LLC

By: /s/ William J. Healy
Name: William J. Healy
Title: Secretary